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Exhibit 10.10

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
Amended and Restated as of April 1, 2003

Section 1. Introduction

        1.1   The Plan; Effective Date; Duration. This Alliant Techsystems Inc. Amended and Restated Non-Employee Director Restricted Stock Plan (the "Plan"), shall be effective April 1, 2003. No award shall be made under the Plan after the expiration of 10 years from August 6, 1996, the original effective date of the Plan.

        1.2   Purpose. The purpose of the Plan is to provide each non-employee member ("Director") of the Board of Directors (the "Board") of Alliant Techsystems Inc. (the "Corporation") with awards of shares of common stock, par value $.01 per share ("Stock"), of the Corporation, subject to the restrictions and other provisions of the Plan. It is intended that the Plan will (a) permit Directors to increase their stock ownership and proprietary interest in the Corporation and their identification with the interests of the Corporation's stockholders ("Stockholders"), (b) provide a means of compensating Directors that will help attract qualified candidates to serve as Directors, and (c) induce incumbent Directors to continue to serve if the Board desires that they remain on the Board.

        1.3 Shares of Stock Available Under the Plan.

          (a)   Subject to any adjustments made pursuant to Section 1.3(c), the aggregate number of shares of Stock that may be issued under the Plan shall be 168,750, taking into account the effect of the stock splits that became effective on November 10, 2000, September 7, 2001, and June 10, 2002.

          (b)   Shares of Stock awarded under the Plan may be (i) authorized but unissued shares of Stock, (ii) previously issued shares of Stock reacquired by the Corporation, including shares purchased in the open market (collectively, "Treasury Shares"), or (iii) a combination thereof.

          (c)   Appropriate and equitable adjustment shall be made in the number of shares of Stock available under the Plan and covered by Plan awards in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Corporation, stock split, reverse stock split, stock dividend, extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting the Corporation.

Section 2. Restricted Stock Awards

        2.1 Award Dates.

          (a)   As of the date of each annual meeting of Stockholders ("Annual Meeting"), commencing with the 1996 Annual Meeting and terminating December 31, 2001, each Director elected or reelected to the Board at such Annual Meeting shall be awarded 600 shares of restricted Stock ("Restricted Stock"). Commencing January 1, 2002 and terminating March 31, 2003, as of the date of each Annual Meeting, each Director elected or reelected to the Board at such Annual Meeting shall be awarded 750 shares of Restricted Stock. Commencing April 1, 2003, as of the date of each Annual Meeting, each Director elected or reelected to the Board at such Annual Meeting shall be awarded shares of Restricted Stock with a market value of $55,000.00 as determined by the closing market price of Stock on the date of such Annual Meeting.

          (b)   A Director who is elected to the Board on a date other than the date of an Annual Meeting shall be awarded shares of Restricted Stock as of such date of election with a market value of $55,000.00 as determined by the closing market price of the Stock on the date of such election.

          (c)   A Director may elect, in writing, on or prior to any date as of which the Director is entitled to receive a Restricted Stock award to waive the Director's right to receive the award. Any such waiver shall apply to all future Restricted Stock awards the Director would otherwise be entitled to receive, and shall remain in effect until such time as the Director elects, in writing, to revoke such waiver. Any such revocation shall be effective with respect to Restricted Stock awards the Director is entitled to receive as of dates subsequent to the date of the revocation.

        2.2   Issuance of Stock. As promptly as practical after the date as of which an award is deemed made, the Corporation shall issue a certificate ("Certificate"), registered in the name of each Director receiving an award, representing the number of shares of Restricted Stock covered by the Director's award.

        2.3   Rights of Holders of Restricted Stock. Upon issuance of a Certificate, the Director in whose name the Certificate is registered shall, subject to the provisions of the Plan, have all of the rights of a Stockholder with respect to the shares of Restricted Stock represented by the Certificate, including the right to vote the shares and receive cash dividends and other cash distributions thereon.

        2.4   Restricted Period. Restricted Stock shall be subject to the restrictions set forth in Section 2.7 and the other provisions of the Plan for a period (the "Restricted Period") commencing on the date as of which the Restricted Stock is awarded (the "Award Date") and ending on the earlier of:

          (a)   the first to occur of the following:

            (i)    the Director retires from the Board in compliance with the Board's retirement policy as then in effect;

            (ii)   the Director's service on the Board terminates as a result of the Director's not being nominated for reelection by the Board, but not as a result of the Director's declining to serve again;

            (iii)  the Director's service on the Board terminates because the Director, although nominated for reelection by the Board, is not reelected by the Stockholders;

            (iv)  the Director's service on the Board terminates because of (A) the Director's resignation at the request of the Nominating Committee of the Board, (B) the Director's removal by action of the Stockholders, or (C) the sale, merger or consolidation of, or a similar extraordinary transaction involving, the Corporation;

            (v)   the Director becomes unable to serve because of disabilities; or

            (vi)  the Director dies;

        or

          (b)   if earlier, the third or any subsequent anniversary of the Award Date with respect to an Award to a Director if the Director, at least one year prior to such anniversary of the Award Date, gives the Company written notice of election to end the Restricted Period with respect to such Award on such third or subsequent anniversary.

        2.5   Forfeiture of Restricted Stock. As of the date ("Termination Date") a Director ceases to be a member of the Board for any reason, the Director shall forfeit to the Corporation all Restricted Stock awarded to the Director for which the Restricted Period has not ended as of or prior to the Termination Date.

        2.6   Release of Restricted Stock. If a Director's Termination Date occurs as of or after the end of the Restricted Period applicable to Restricted Stock, such Restricted Stock shall be released to the Director, free and clear of all restrictions and other provisions of the Plan.

        2.7   Restrictions. Restricted Stock shall be subject to the following restrictions during the Restricted Period:

          (a)   The Restricted Stock shall be subject to forfeiture to the Corporation as provided in the Plan.

          (b)   The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and neither the right to receive Restricted Stock nor any interest under the Plan may be assigned by a Director, and any attempted assignment shall be void.

          (c)   Each Certificate representing shares of Restricted Stock shall be held by the Corporation and shall, at the option of the Corporation, bear an appropriate restrictive legend and be subject to appropriate "stop transfer" orders. The Director shall deliver to the Corporation a stock power endorsed in blank to the Corporation.

          (d)   Any additional Stock or other securities or property (other than cash) that may be issued with respect to Restricted Stock as a result of any stock dividend, stock split, business combination or other event, shall be subject to the restrictions and other provisions of the Plan.

          (e)   The issuance of any Restricted Stock award shall be subject to and contingent upon (i) completion of any registration or qualification of the Stock under any federal or state law or governmental rule or regulation that the Corporation, in its sole discretion, determines to be necessary or advisable; (ii) the execution by the Director and delivery to the Corporation of (A) any agreement reasonably required by the Corporation, and (B) the stock power referred to in Section 2.7(c); and (iii) the payment by the Director to the Corporation of the par value of the Restricted Stock, except to the extent that Treasury Shares are issued in connection with the award.

Section 3. General Provisions

        3.1   Administration. The Plan shall be administered by a committee (the "Committee") that shall be the Personnel and Compensation Committee of the Board or such other committee of Directors as may be designated by the Board. The Committee shall have full power, discretion and authority to interpret and administer the Plan, except that the Committee shall have no power to (a) determine the eligibility for awards of Restricted Stock or the number of shares of Restricted Stock to be awarded or the timing or value of awards of Restricted Stock to be awarded to any Director, or (b) take any action specifically delegated to the Board under the Plan. The Committee's interpretations and actions shall, except as otherwise determined by the Board, be final, conclusive and binding upon all persons for all purposes.

        3.2   No Retention Rights. Neither the establishment of the Plan nor the awarding of Restricted Stock to a Director shall be considered to give the Director the right to be retained on, or nominated for reelection to, the Board, or to any benefits or awards not specifically provided for by the Plan.

        3.3   Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such benefits whether currently or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person's benefits under the Plan, or if by reason of such person's bankruptcy or any other event, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such person's spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

        3.4   Amendment and Termination. The Board may at any time amend or terminate the Plan; provided that:

          (a)   no amendment or termination shall, without the written consent of a Director, adversely affect the Director's rights under outstanding awards of Restricted Stock;

          (b)   Stockholder approval of any amendment shall be required if Stockholder approval is required (i) under applicable law or the listing requirements of any national securities exchange on which are listed any of the Corporation's equity securities, or (ii) in order for the Plan to continue to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"); and

          (c)   to the extent then required in order for the Plan to continue to comply with Rule 16b-3, Section 2.1 may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

        3.5   Severability. If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid. Any Section or part thereof so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part thereof to the fullest extent possible while remaining lawful and valid.

        3.6   Controlling Law. The law of Minnesota, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

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  Exhibit 10.10
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN Amended and Restated as of April 1, 2003